AMENDMENT NO. 1 TO SCHEDULE 14A INFORMATION

Consent Solicitation Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant   ☒

Filed by a party other than the Registrant   ☐

Check the appropriate box:

☒	Preliminary Consent Solicitation Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Consent Solicitation Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

AXION POWER INTERNATIONAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Consent Solicitation Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

AXION POWER INTERNATIONAL, INC.

(A Delaware Corporation)

3601 Clover Lane, New Castle PA 16105

(724) 654-9300

NOTICE OF CONSENT SOLICITATION

May [ ], 2014

To the Stockholders of Axion Power International, Inc. (the “Company”):

To our Stockholders:

We are soliciting your consent to authorize our board of directors to (i) effectuate, in its discretion, an amendment to our Certificate of Incorporation, as amended, to effectuate a reverse stock split (the “Reverse Stock Split”) of our issued and outstanding common stock, par value $0.0001 per share, by a ratio of  no less than one-for-twenty (such that for every twenty shares issued and outstanding prior to such split one share will remain after such split) and no more than one-for-fifty (such that for every fifty shares issued and outstanding prior to such split one share will remain after such split) at any time prior to December 31, 2014, with special treatment for certain of our stockholders to preserve round lot holders and (ii) reduce the authorized number of shares of Common Stock from 350 million to 100 million upon effecting a Reverse Split (the “Reduction in Authorized Shares”). The Reverse Stock Split and Reduction in Authorized Shares will be effected by filing a Certificate of Amendment to Certificate of Incorporation with the Secretary of State of the State of Delaware. Our board of directors unanimously approved the Reverse Stock Split on April 23, 2014 and the Reduction in Authorized Shares on May 19, 2014, and deemed it advisable to seek stockholder approval of the Reverse Stock Split and the Reduction in Authorized Shares, as required under Delaware General Corporation Law. Our board has decided to seek the written consent of stockholders through a consent solicitation process rather than holding a special meeting of stockholders, in order to eliminate the costs and management time involved in holding a special meeting. The Reverse Stock Split and Reduction in Authorized Shares are described in more detail in the accompanying Consent Solicitation Statement.

We have established the close of business on May 2, 2014 as the record date for determining stockholders entitled to submit written consents. Stockholders holding a majority of our common stock, outstanding as of the close of business on the record date must vote in favor of the Reverse Stock Split for the Reverse Stock Split to be approved by stockholders.

This solicitation is being made on the terms and subject to the conditions set forth in the accompanying Consent Solicitation Statement and Written Consent. To be counted, your properly completed Written Consent must be received before 5:00 p.m. Eastern Standard  Time, on July 1, 2014, subject to early termination of the Consent Solicitation by our board of directors if a majority approval is received, or extension of the time to return Written Consents by our board of directors.

Failure to submit the Written Consent will have the same effect as a vote against the Reverse Stock Split and Reduction in Authorized Shares. We recommend that all stockholders consent to the Proposals, by marking the box is entitled “FOR” with respect to the Proposals and submitting the Written Consent by one of the methods set forth in the form of Written Consent which is attached as Appendix B to the Consent Solicitation Statement. If you sign and send in the Written Consent form but do not indicate how you want to vote as to the Proposals, your consent form will be treated as consent “FOR” the Proposals.

By Order of the Board of Directors of Axion Power International, Inc.

/s/ Thomas Granville
Thomas Granville, Chairman

Important Notice Regarding the Availability of Proxy Materials for the Consent Solicitation:

The Consent Solicitation Statement and Annual Report on Form 10-K for the year ended December 31, 2013 are available at  http://www.cstproxy.com/axionpower/2014

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AXION POWER INTERNATIONAL, INC.

CONSENT SOLICITATION STATEMENT

The enclosed consent is solicited by the board of directors (the “board”) of Axion Power International, Inc., a Delaware corporation (“we,” “our”, “Company” or “us”) for use in connection with the solicitation of written consents of the stockholders of the Company in connection with the Reverse Stock Split and Authorized Share Decrease referenced in the attached Notice of Consent Solicitation. This Consent Solicitation Statement and the accompanying consent card are being mailed to stockholders on or about May __, 2014.

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General

This Consent Solicitation Statement dated May __, 2014 is being furnished in connection with the solicitation of written consents of the stockholders of the Company with regard to the following proposal (the “Consent Solicitation”):

•	to (i) effectuate a reverse stock split (the “Reverse Stock Split”) of our issued and outstanding common stock, par value $0.0001 per share, by a ratio of no less than one-for-twenty (such that for every twenty shares issued and outstanding prior to such split one share will remain after such split) and no more than one-for-fifty (such that for every fifty shares issued and outstanding prior to such split one share will remain after such split) at any time prior to December 31, 2014, with special treatment for certain of our stockholders to preserve round lot holders and
•	(ii) reduce the authorized number of shares of Common Stock of the Company from from 350 million to 100 million upon effecting the Reverse split (the “Reduction in Authorized Shares”), with the Reverse Stock Split and Reduction in Authorized Shares to be effected by filing a Certificate of Amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Proposals”).

Our Board of Directors unanimously adopted the Proposals and recommends that the stockholders vote FOR the approval of the Proposals. The board of directors has decided to seek written consent rather than calling a special meeting of stockholders, in order to eliminate the costs and management time involved in holding a special meeting. Written consents are being solicited from all of our stockholders of record pursuant to Section 228(a) of the Delaware General Corporation Law. The Company anticipates holding an annual meeting no later than September 2014 in keeping with the 2013 timeframe of its Annual Meeting. In order to comply with its requirements under the Securities Exchange Act of 1934, the Company has included the information in this Consent Solicitation which it would have provided in a Schedule 14A for an Annual Meeting or in Part III of its Annual Report on Form 10-K for the year ended December 31, 2013.

Voting materials, which include this Consent Solicitation Statement and a Written Consent form (attached as Appendix B), are being mailed to all stockholders on or about May __, 2014. Our board of directors set the close of business on May 2, 2014 as the record date for the determination of stockholders entitled to act with respect to the Consent Solicitation (“Record Date”). As of the Record Date, the Company had 221,511,725 shares of Common Stock outstanding, held by approximately 124 holders of record.

Any beneficial owner of the Company’s stock who is not a record holder must arrange with the person who is the record holder or such record holder’s assignee or nominee to: (i) execute and deliver a Written Consent on behalf of such beneficial owner; or (ii) delivery a proxy so that such beneficial owner can execute and deliver a Written Consent on its own behalf.

Stockholders who wish to consent must deliver their properly completed and executed Written Consents to the Company’s Corporate Secretary in accordance with the instructions set forth therein. The Company reserves the right (but is not obligated) to accept any Written Consent received by any other reasonable means or in any form that reasonably evidences the giving of consent for the approval of the Proposal.

Requests for copies of this Consent Solicitation Statement and the Written Consent and the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 should be directed to the Company at the address or telephone number written above.

Requests for copies of this Consent Solicitation Statement and the Written Consent should be directed to the Company at the address or telephone number set forth above.

The Company expressly reserves the right, in its sole discretion and regardless of whether any of the conditions of the Consent Solicitation have been satisfied, subject to applicable law, at any time prior to 5:00 p.m. Eastern Standard Time, on July 1, 2014 (the “Expiration Date”) to (i) terminate the Consent Solicitation for any reason, including if the consent of stockholders holding a majority of the Company’s outstanding shares has been received, (ii) waive any of the conditions to the Consent Solicitation, or (iii) amend the terms of the Consent Solicitation.

The final results of this Consent Solicitation will be published in a Current Report on Form 8-K (the “Form 8-K”) by the Company. This Consent Solicitation Statement and the Form 8-K shall constitute notice of taking of a corporate action without a meeting by less than unanimous written consent as permitted by applicable law.

All questions as to the form of all documents and the validity and eligibility (including time of receipt) and acceptance of consents and revocations of consents will be determined by the Company, in its sole discretion, which determination shall be final and binding.

Revocation of Consents

Written Consents may be revoked or withdrawn by any stockholder at any time before the Expiration Date or earlier termination of the Consent Solicitation. A notice of revocation or withdrawal must specify the record stockholder’s name and the number of shares being withdrawn.  After the Expiration Date, all Written Consents previously executed and delivered and not revoked will become irrevocable.  Revocations may be submitted to the Corporate Secretary of the Company by the same methods as Written Consents may be submitted, as set forth in the form of Written Consent attached hereto as Appendix B.

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Solicitation of Consents

Our board of directors is sending you this Consent Solicitation Statement in connection with its solicitation of stockholder consent to approve the Proposals.  The Company will pay for the costs of solicitation.  We will pay the reasonable expenses of brokers, nominees and similar record holders in mailing consent materials to beneficial owners of our Common Stock. Because the approval of holders of a majority of the outstanding Common Stock is required to approve the Proposals, not returning the Written Consent, or returning the Written Consent marked “Abstain,” will have the same effect as a vote against the Proposal.

Other than the possibility of hiring a firm to assist in the solicitation of Written Consents, for a fee of no more than $25,000, the Company has no plans to make any arrangements and has no understanding with any other person regarding the solicitation of consents hereunder, and no person has been authorized by the Company to give any information or to make any representation in connection with the solicitation of consents, other than those contained herein and, if given or made, such other information or representations must not be relied upon as having been authorized. In addition to solicitations by mail, consents may be solicited by directors, officers and other employees of the Company who will receive no additional compensation therefor.

Members of our management beneficially own shares of our Common Stock and intend to submit their consents “For” the Proposals. As a result, approximately 1,137,161 shares held, directly and/or beneficially, as of the Record Date by management and board of directors will be voted in favor of the Proposals constituting less than 1% of our presently issued and outstanding Common Stock. See “Security Ownership of Certain Beneficial Owners and Management.”

No Appraisal Rights

Under the Delaware General Corporation Law and our charter documents, holders of our Common Stock will not be entitled to statutory rights of appraisal, commonly referred to as dissenters’ rights or appraisal rights (i.e., the right to seek a judicial determination of the “fair value” of their shares and to compel the purchase of their shares for cash in that amount), with respect to the Proposals.

Householding Matters

Stockholders that share a single address will receive only one Consent Solicitation Statement and Written Consent at that address, unless we have received instructions to the contrary from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a stockholder of record residing at such an address wishes to receive a separate copy of this Consent Solicitation Statement or of future consent solicitations (as applicable), he or she may write to us or call us at: Axion Power International, Inc., 3601 Clover Lane, New Castle, PA 16105, Attention: Tom Granville, CEO, 721-654-9300. We will deliver separate copies of this Consent Solicitation Statement and form of Written Consent promptly upon such request. If you are a stockholder of record receiving multiple copies of our Consent Solicitation Statement and form of Written Consent, you can request householding by contacting us in the same manner. If you own your shares through a bank, broker or other stockholder of record, you can request additional copies of this Consent Solicitation Statement and form of Written Consent or request householding by contacting the stockholder of record.

As of the Record Date, the closing price of our Common Stock was $.1420 per share and our total market capitalization was approximately $31 million.

INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS IN THE PROPOSAL

No director, executive officer, associate of any director, executive officer or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the Proposal that is not shared by all other stockholders.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

On April 14, 2014, we had 221,511,725 shares of common stock issued and outstanding. The following table sets forth certain information with respect to the beneficial ownership of our securities as of April 14, 2014, for (i) each of our directors and executive officers and (ii) all of our directors and executive officers as a group. We do not have any persons who we know beneficially owns more than 5% of our common stock. Normally, the Company would rely on the Section 16 filings for determining if there are any 5% owners. Our reporting is limited to the information we do have when we do not have the benefit of further information.

Beneficial ownership data in the table has been calculated based on the Securities and Exchange Commission rules that require us to identify all securities that are exercisable for or convertible into shares of our common stock within 60 days of April 14, 2014 and treat the underlying stock as outstanding for the purpose of computing the percentage of ownership of the holder.

Except as indicated by the footnotes following the table, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all capital stock held by that person. The address of each named executive officer and director, unless indicated otherwise by footnote, is c/o Axion Power International, Inc. 3601 Clover Lane, New Castle PA 16105.

	Common Stock	Warrants & Options (1)	Combined Ownership	Percentage

Granville, Tom	696,596	442,751	1,139,347	*
Graham, Stephen (2)	-	900,000	900,000	*
Trego, Charles	36,795	784,201	820,996	*
Wainwright, Walker	140,491	270,287	410,778	*
Baker, Philip	-	249,201	249,201	*
Schmidt, Howard	135,006	137,250	272,256	*
Kishinevsky, Michael	128,273	137,250	265,523	*
Dantam, Vani	-	169,201	169,201	*
DiGiacinto, David	-	600,000	600,000	*
Directors and officers as a group (9 persons)	1,137,161	3,690,141	4,827,302	2.2%

*Less than 1%

(1)	Represents shares of common stock issuable upon exercise of warrants and options held by the stockholders that are presentably exercisable or will become exercisable within 60 days.

(2)	Mr. Graham resigned as CFO effective as of April 1, 2014.

PROPOSAL 1: REVERSE STOCK SPLIT

General

Our board of directors has approved an amendment to our Certificate of Incorporation, as amended, to effect a reverse stock split which combines the outstanding shares of our common stock into a lesser number of outstanding shares. If approved by the stockholders as proposed, our board of directors would have the sole discretion to effect the amendment and reverse stock split at any time prior to December 31, 2014, and to fix the specific ratio for the combination, provided that the ratio would be not less than 1-for-20 and not more than 1-for-50. Our board of directors would also have discretion to abandon the amendment prior to its effectiveness. Our board of directors is hereby soliciting stockholder approval for the reverse stock split proposal.

If approved by our stockholders, the reverse stock split proposal would permit (but not require) our board of directors to effect a reverse stock split of our outstanding common stock at any time by a ratio of not less than 1-for-20 and not more than 1-for-50 with the specific ratio to be fixed within this range by our board of directors in its sole discretion. We believe that enabling our board of directors to fix the specific ratio of the reverse stock split within the stated range will provide us with the flexibility to implement it in a manner designed to maximize the anticipated benefits for our stockholders. In fixing the ratio, our board of directors may consider, among other things, factors such as: the historical trading price and trading volume of our common stock; the number of shares of our common stock outstanding; the then-prevailing trading price and trading volume of our common stock; the anticipated impact of the reverse stock split on the trading market for our common stock; and prevailing general market and economic conditions.

The reverse stock split, if approved by our stockholders, would become effective upon the filing of the amendment to our Certificate of Incorporation, as amended, with the Secretary of State of the State of Delaware, or at the later time set forth in the amendment. The exact timing of the amendment will be determined by our board of directors based on its evaluation as to if and when such action will be the most advantageous to our company and our stockholders. In addition, our board of directors reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to abandon the amendment and the reverse stock split if, at any time prior to the effectiveness of the filing of the amendment with the Secretary of State of the State of Delaware, our board of directors, in its sole discretion, determines that it is no longer in our best interest and the best interests of our stockholders to proceed.

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The proposed form of amendment to our Certificate of Incorporation, as amended, to effect the reverse stock split is attached as Appendix A to this Consent Solicitation Statement. Any amendment to our Certificate of Incorporation, as amended, to effect the reverse stock split will include the reverse stock split ratio fixed by our board of directors, within the range approved by our stockholders.

Reasons for Proposed Amendment

Our board of directors’ primary reason for approving and recommending the reverse stock split is to increase the per share price of our common stock to meet the listing requirements of the NASDAQ Capital Market (“NASDAQ”). Our board of directors believes that attaining and maintaining the listing of our common stock on NASDAQ is in the best interests of our company and its stockholders. As of April 25, 2014, our common stock has traded on the OTC Market’s electronic interdealer quotation QB system (“OTCQB”) in a 52 week closing price range from $0.08 to $0.2795 per share. NASDAQ requires a minimum closing price of $3.00 per share in connection with the initial listing application. We are also required to meet additional conditions to list our common stock on NASDAQ and there is no guarantee that we will be able to meet those conditions. We will submit an application to list our common stock on NASDAQ at such time as determined prudent by our board of directors.

In addition, if our common stock were listed on NASDAQ, our board of directors believes that the liquidity in the trading of our common stock could be significantly enhanced, which could result in an increase in the trading price. However, despite approval of the reverse stock split by our stockholders and the implementation thereof by our board of directors, there is no assurance that our minimum bid price would be or remain following the reverse stock split over NASDAQ’s minimum bid price requirement, and our common stock could fail to attain the minimum bid price requirement necessary to be listed on NASDAQ.

Our board of directors further believes that an increased stock price may encourage investor interest and improve the marketability of our common stock to a broader range of investors. We believe that the reverse stock split will make our common stock more attractive to a broader range of institutional and other investors, as we have been advised that the current market price of our common stock may affect its acceptability to certain institutional investors, professional investors and other members of the investing public. Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. In addition, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. We believe that the reverse stock split will make our common stock a more attractive and cost effective investment for many investors, which should enhance the liquidity available to the holders of our common stock. Accordingly, we believe that approval of the reverse stock split is in our company’s and our stockholders’ best interests.

Reducing the number of outstanding shares of our common stock through the reverse stock split is intended, absent other factors, to increase the per share market price of our common stock. However, other factors, such as our financial results, general market conditions and the market perception of our company, may adversely affect the market price of our common stock. As a result, there can be no assurance that the reverse stock split, if completed, will result in the intended benefits described above, that the market price of our common stock will increase following the reverse stock split or that the market price of our common stock will not decrease in the future. Additionally, we cannot assure you that the market price per share of our common stock after a reverse stock split will increase in proportion to the reduction in the number of shares of our common stock outstanding before the reverse stock split. Accordingly, the total market capitalization of our common stock after the reverse stock split may be lower than the total market capitalization before the reverse stock split.

The reverse stock split alone would have no effect on our authorized capital stock, and the total number of authorized shares (350,000,000) would remain the same as before the reverse stock split. This would have the effect of increasing the number of shares of our common stock available for issuance, which our board of directors believes is important to provide us with flexibility and as many alternatives as possible to obtain financing. We have no specific plans, arrangements or understandings, whether written or oral, to issue any of the shares that will be newly available following the reverse stock split. Our board of directors is also mindful about the potential dilutive effect on existing stockholders. For the reasons discussed in this proposal, our board of directors has approved and recommended a range of reverse stock split ratios to address NASDAQ’s listing price requirement in a more targeted fashion.

Determination of Ratio

The ratio of the reverse stock split, if approved and implemented, will be a ratio of not less than 1-for-20 and not more than 1-for-50, as determined by our board of directors in its sole discretion. Our board of directors believes that stockholder approval of a range of potential exchange ratios, rather than a single exchange ratio, is in the best interests of our stockholders because it provides our board of directors with the flexibility to achieve the desired results of the reverse stock split and because it is not possible to predict market conditions at the time the reverse stock split would be implemented. If our stockholders approve this proposal, our board of directors would carry out a reverse stock split only upon its determination that a reverse stock split would be in the best interests of our stockholders at that time. Our board of directors would then set the ratio for the reverse stock split in an amount it determines is advisable and in the best interests of the stockholders considering relevant market conditions at the time the reverse stock split is to be implemented. In determining the ratio, following receipt of stockholder approval, our board of directors may consider, among other things:

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•	the historical and projected performance of our common stock;
•	prevailing market conditions;
•	general economic and other related conditions prevailing in our industry and in the marketplace;
•	the projected impact of the selected reverse stock split ratio on trading liquidity in our common stock and our ability to list our common stock on NASDAQ;
•	our capitalization (including the number of shares of our common stock issued and outstanding);
•	the prevailing trading price for our common stock and the volume level thereof; and
•	potential devaluation of our market capitalization as a result of a reverse stock split.

The purpose of asking for authorization to implement the reverse stock split at a ratio to be determined by our board of directors, as opposed to a ratio fixed in advance, is to give our board of directors the flexibility to take into account then-current market conditions and changes in price of our common stock and to respond to other developments that may be deemed relevant when considering the appropriate ratio.

Potential Effects of Proposed Amendment

If our stockholders approve the reverse stock split and our board of directors effect it, the reverse stock split will affect all holders of our common stock uniformly, other than those stockholders who receive special treatment upon consummation of the reverse stock split. Our board of directors approved special treatment of stockholders holding less than a number of shares of our common stock equal to the product of 100 multiplied by the consequent term of the reverse stock split ratio, but at least 100 shares of our common stock, to prevent those stockholders from holding less than 100 shares after the reverse stock split. For example, if our board of directors determines to effectuate a reverse stock split at a ratio of 1-for-35, holders of fewer than 3500 shares of our common stock but at least 100 shares of our common stock (as applicable, “Eligible Holders”) would receive 100 shares of our common stock after the reverse stock split. In addition, our board of directors approved special treatment of stockholders holding less than 100 shares of our common stock such that those holders will not be affected by the reverse stock split. The special treatment is being afforded to preserve round lot stockholders (i.e., holders owning at least 100 shares) and will result in a de minimis number of additional shares of our common stock being outstanding than would have been outstanding if the reverse stock split uniformly affected all stockholders.

The following table sets forth the effect of a 1-for-35 reverse stock split, the midpoint in the contemplated range, and the special treatment being afforded to Eligible Holders and the holders of less than 100 shares of our common stock to preserve round lot stockholders:

Number of Shares Held by Stockholder Prior to Reverse Stock Split	Number of Shares Held by Stockholder After Reverse Stock Split
Less than 100 shares	Same number as held prior to reverse stock split
100 shares to 3500 Shares	100 shares
3501 shares	101 shares
7,000 shares	200 shares
35,000 shares	1,000 shares
70,000 shares	2,000 shares

The reverse stock split will not affect any stockholder’s percentage ownership interest in our company, except for a nominal increase in percentage ownership interest that will accrue to Eligible Holders and holders of less than 100 shares of our common stock, and except that as described below in “Fractional Shares,” record holders of our common stock otherwise entitled to a fractional share as a result of the reverse stock split because they hold a number of shares not evenly divisible by the reverse stock split ratio will automatically be entitled to receive an additional fraction of a share of our common stock to round up to the next whole share. In addition, the reverse stock split will not affect any stockholder’s proportionate voting power except for a nominal increase that will accrue to Eligible Holders and holders of less than 100 shares of our common stock (subject to the treatment of fractional shares).

The reverse stock split will not change the terms of our common stock. After the reverse stock split, the shares of our common stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to our common stock now authorized. Our common stock will remain fully paid and non-assessable.

After the effective time of the reverse stock split, we will continue to be subject to the periodic reporting and other requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The reverse stock split is not intended as, and will not have the effect of, a “going private transaction” as described by Rule 13e-3 under the Exchange Act.

If we fail to meet the requirements specified in NASDAQ’s listing standards, our common stock will continue to be quoted on the OTCQB under the symbol “AWPW.”

After the effective time of a reverse stock split, the post-split market price of our common stock may be less than the pre-split price multiplied by the reverse stock split ratio. In addition, a reduction in number of shares of our common stock outstanding may impair the liquidity for our common stock, which may reduce the value of our common stock.

The availability of a substantial number of authorized but un-reserved shares of our common stock resulting from the reverse stock split, under various scenarios, may be construed as having an anti-takeover effect by permitting the issuance of shares of our common stock to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions in our Certificate of Incorporation or bylaws as then in effect. The proposal to effectuate the reverse stock split did not result from our knowledge of any specific effort to accumulate our securities or to obtain control of us by means of a merger, tender offer, proxy solicitation in opposition to management or otherwise, and our board of directors did not authorize the reverse stock split to increase the authorized shares of our common stock to enable us to frustrate any efforts by another party to acquire a controlling interest or to seek representation on our board of directors.

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Beneficial Holders of Common Stock

Upon the implementation of the reverse stock split, we intend to treat shares held by stockholders through a bank, broker or other nominee in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding our common stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split. Stockholders who hold shares of our common stock with a bank, broker or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers or other nominees.

Registered “Book-Entry” Holders of Common Stock

Certain of the registered holders of our common stock may hold some or all of their shares electronically in book-entry form with our transfer agent. These stockholders do not have stock certificates evidencing their ownership of our common stock. They are, however, provided with statements reflecting the number of shares registered in their accounts. Stockholders who hold shares electronically in book-entry form with our transfer agent will not need to take action to receive evidence of their shares of post-reverse stock split common stock.

Holders of Certificated Shares of Common Stock

Stockholders holding shares of our common stock in certificated form will be sent a transmittal letter by our transfer agent after the effective time of the reverse stock split. The letter of transmittal will contain instructions on how a stockholder should surrender his, her or its certificate(s) representing shares of our common stock (the “Old Certificates”) to our transfer agent in exchange for certificates representing the appropriate number of shares of post-reverse stock split common stock (the “New Certificates”). No New Certificates will be issued to a stockholder until such stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to our transfer agent. No stockholder will be required to pay a transfer or other fee to exchange his, her or its Old Certificates. Stockholders will then receive a New Certificate(s) representing the number of shares of our common stock to which they are entitled as a result of the reverse stock split. Until surrendered, we will deem outstanding Old Certificates held by stockholders to be cancelled and only to represent the number of shares of post-reverse stock split Common Stock to which these stockholders are entitled. Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for New Certificates. If an Old Certificate has a restrictive legend on its reverse side, the New Certificate will be issued with the same restrictive legend on its reverse side.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Fractional Shares

We will not issue fractional shares in connection with the reverse stock split. Instead, stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the reverse stock split ratio will automatically be entitled to receive an additional fraction of a share of our common stock to round up to the next whole share.

Effect of the Reverse Stock Split on Outstanding Convertible Debt, Stock Options, Warrants, and Employee Plans

Based upon the reverse stock split ratio, proportionate adjustments are generally required to be made to the per share exercise or conversion price and the number of shares issuable upon the exercise or conversion of all outstanding options, warrants or convertible debt securities entitling the holders to acquire shares of our common stock. This would result in approximately the same aggregate price being required to be paid under such options, warrants or convertible debt securities upon exercise or conversion, as applicable, and approximately the same value of shares of our common stock being delivered upon such exercise or conversion immediately following the reverse stock split as was the case immediately preceding the reverse stock split. The number of shares reserved for issuance pursuant to these securities will be reduced proportionately based upon the reverse stock split ratio.

Accounting Matters

The proposed amendment to our Certificate of Incorporation, as amended, will not affect the par value of our common stock. As a result, at the effective time of the reverse stock split, the stated capital on our balance sheet attributable to our common stock will be reduced in the same proportion as the reverse stock split ratio, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our common stock will be reclassified for prior periods to conform to the post-reverse stock split presentation.

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Certain Federal Income Tax Consequences of the Reverse Stock Split

The following summary describes certain material U.S. federal income tax consequences of the reverse stock split to holders of our common stock. Unless otherwise specifically indicated herein, this summary addresses the U.S. federal income tax consequences only to a beneficial owner of our common stock that is a United states person as defined in the Internal Revenue Code of 1986, as amended (the “Code”), or a U.S. holder. This summary does not address all of the tax consequences that may be relevant to any particular stockholder, including tax considerations that may apply to certain special classes of taxpayers under the Code.

As a result, stockholders should seek advice on the tax consequences of the reverse stock split based on their particular circumstances from an independent tax advisor.

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold our common stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the reverse stock split.

U.S. Holders

The reverse stock split is intended to qualify as a “reorganization” under Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”). Assuming the reverse stock split qualifies as a reorganization, a U.S. holder generally will not recognize gain or loss upon the exchange (or deemed exchange) of shares pursuant to the reverse stock split. The aggregate tax basis of the new shares received in the reverse stock split will be the same as the aggregate tax basis in the old shares exchanged. The holding period for the new shares will include the period during which the old shares surrendered in the reverse stock split were held.

Non-U.S. Holders

A non-U.S. holder is a beneficial owner of our common stock that is not a U.S. holder. Generally, non-U.S. holders will not recognize any gain or loss upon the reverse stock split.

Dissenters’ Rights

Under the Delaware General Corporation Law, stockholders will not be entitled to dissenters’ rights with respect to the proposed amendment to our Certificate of Incorporation, as amended, to effect the reverse stock split, and we do not intend to independently provide stockholders with such rights.

Vote and Recommendation

The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to approve the reverse stock split proposal, including the amendment to our Certificate of Incorporation, as amended, to effect the reverse stock split.

* * * *

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION, AS AMENDED, TO EFFECT A REVERSE STOCK SPLIT OF OUR ISSUED AND OUTSTANDING COMMON STOCK BY A RATIO OF NOT LESS THAN 1-FOR-20 AND NOT MORE THAN 1-FOR-50 AT ANY TIME PRIOR TO DECEMBER 31, 2014, WITH THE EXACT RATIO TO BE SET WITHIN THIS RANGE BY OUR BOARD OF DIRECTORS IN ITS SOLE DISCRETION.

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PROPOSAL 2: APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO DECREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE

General

Our Board has unanimously adopted and is submitting for stockholder approval an amendment to our Certificate of Incorporation to decrease the authorized number of shares of common stock from 350,000,000 shares to 100,000,000 shares (the “Authorized Share Decrease Amendment”). Our Board does not intend to file the Authorized Share Decrease Amendment with the Secretary of State of Delaware absent stockholder approval and filing of the Reverse Stock Split (Proposal No. 1). Pursuant to the law of Delaware, our state of incorporation, the Board must adopt an amendment to the Company’s Certificate of Incorporation and submit the amendment to stockholders for their approval.

Purpose of the Amendment

We are currently authorized to issue 362,500,000 shares of capital stock, 350,000,000 of which are designated as common stock and 12,500,000 of which are designated as “blank check” preferred stock. Although the proposed Reverse Stock Split (Proposal No. 1) will not affect the rights of stockholders or any stockholders' proportionate equity interest in the Company, the number of authorized shares of common stock will not be reduced proportionately to the ratio in the Reverse Stock Split. Accordingly, if the Board of Directors implements the Reverse Stock Split, there will be a significant number of authorized by unissued shares of our common stock available as compared to the number of shares of common stock then issued and outstanding. For example, if a 1-for-35 reverse stock split is implemented, we would have approximately 6,300,000 shares of common stock issued and outstanding (based on the number of shares issued and outstanding on May 2, 2014, the record date), with 343,700,000 shares of common stock available for issuance. Because the Board is mindful about the potential dilutive effect on existing stockholders, and because the approved and recommended a range of reverse stock split ratios would result in more shares becoming available than the Board believes are necessary for reasonably foreseeable future needs, the Board of Directors has also approved and recommended an amendment to our certificate of incorporation to decrease, subject to stockholder approval and implementation of the Reverse Stock Split, the authorized number of shares of our common stock from 350,000,000 to 100,000,000. Our Board of Directors believes this number of authorized shares of common stock will provide the Company sufficient shares of authorized capital available to be issued for any proper corporate purpose without further stockholder action.

The Board does not propose to make any adjustments to the number of authorized shares of “blank check” preferred stock.

Potential Adverse Effects of Amendment

Future issuances of common stock or securities convertible into common stock could have a dilutive effect on the earnings per share, book value per share, voting power and percentage interest of holdings of current stockholders. In addition, the availability of additional shares of common stock for issuance could, under certain circumstances, discourage or make more difficult efforts to obtain control of the Company. The Board is not aware of any attempt, or contemplated attempt, to acquire control of the Company. This Proposal No. 2 is not being presented with the intent that it be used to prevent or discourage any acquisition attempt, but nothing would prevent the Board from taking any appropriate actions not inconsistent with its fiduciary duties.

Procedure for Effecting the Authorized Share Decrease

If the stockholders approve the Authorized Share Decrease Amendment, and the stockholders have approved and implemented the Reverse Stock Split Amendment (Proposal No. 1), we will file with the Secretary of State of the State of Delaware a certificate of amendment to our Certificate of Incorporation subsequent to the implementation of the Reverse Stock Split. The Authorized Share Decrease Amendment will become effective at the time and on the date of the filing of, or at such later time as is specified in, the certificate of amendment.

Vote Required for Approval of the Authorized Share Decrease

The affirmative vote of the holders of a majority of our shares of common stock outstanding is required for approval of the amendment to the Certificate of Incorporation.

Annex Relating to the Authorized Share Decrease

The form of amendment to our Certificate of Incorporation, which is approved by voting “FOR” the Authorized Share Decrease Amendment is attached to this proxy statement as EXHIBIT A.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION, AS AMENDED, TO REDUCE OUR AUTHORIZED SHARES OF COMMON STOCK FROM 350 MILLION TO 100 MILLION WHICH WILL ONLY BE EFFECTED UPON THE EFFECTING OF  A REVERSE STOCK SPLIT OF OUR ISSUED AND OUTSTANDING COMMON STOCK BY A RATIO OF NOT LESS THAN 1-FOR-20 AND NOT MORE THAN 1-FOR-50 AT ANY TIME PRIOR TO DECEMBER 31, 2014, WITH THE EXACT RATIO TO BE SET WITHIN THIS RANGE BY OUR BOARD OF DIRECTORS IN ITS SOLE DISCRETION.

CORPORATE GOVERNANCE

Our board of directors directs the management of the business and affairs of our company as provided in our certificate of incorporation, our by-laws and the General Corporation Law of Delaware. Members of our board of directors keep informed about our business through discussions with senior management, by reviewing analyses and reports sent to them, and by participating in board and committee meetings.

Board Leadership Structure and Risk Oversight; Diversity

Our Company is led by Thomas Granville, who has served as chief executive officer and chairman of the board since 2005 (he also served as interim Principal Financial Officer effective as of August 2, 2013 until the newly announced Chief Financial Officer, Stephen Graham, joined us on October 21, 2013.) Our board of directors is divided into three classes of directors that serve for staggered three-year terms. Two of our current board members have been elected to serve for terms that expire on the date of our 2014 Annual Meeting; one has been elected to serve for term that expires on the date of our 2015 Annual Meeting; and two were elected at the 2013 Annual Meeting to serve for a term that expires on the date of our 2016 Annual Meeting. The board has four standing committees – audit, compensation, nominating and technology. The Audit Committee is comprised solely of independent directors (except for Charles Trego), and each committee has a separate chair. Our Audit Committee is responsible for overseeing risk management, and our full board receives periodic reports from management.

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Our board leadership structure is used by other smaller public companies in the Unites States, and we believe that this leadership structure is effective for the Company. We believe that having a combined Chairman/CEO and chairs for each of our board committees is the correct form of leadership for our Company. We have a single leader for our Company and oversight of Company operations by experienced directors, three of whom are also committee chairs. We believe that our directors provide effective oversight of the risk management function, especially through the work of the Audit Committee and dialogue between the full board and our management.

The Company does not currently consider diversity in identifying nominees for director. Due to the small size of the Company, the priority has been in attracting qualified directors, and issues such as diversity have not yet been considered.

The following table identifies our current directors and specifies their respective ages and positions with our Company.

Name	Age	Position
Thomas Granville	69	Chief Executive Officer and Director
David DiGiacinto(1)	60	Director
Michael Kishinevsky	47	Director
Howard K. Schmidt, Ph. D.	55	Director
Charles R. Trego(2)	63	Director
D. Walker Wainwright	63	Director

(1)	Mr. DiGiacinto was appointed to the Board effective as of February 1, 2014.
(2)	Mr. Trego was our Chief Financial Officer until August 2, 2013.

Thomas Granville, has served on our board of directors since February 2004 and is both our chairman of our board of directors and chief executive officer. Mr. Granville served as the president of a New York State elevator company that specialized in the installation and maintenance of elevators, escalators, moving walkways and other building transportation products. Mr. Granville also served 15 years as treasurer and ten years as the president of the National Elevator Industry Inc., a trade association that represents elevator manufacturers and contractors, where his duties included labor negotiations for national contracts and oversight duties to a $2.3 billion national pension fund. Mr. Granville has also been a partner, or the general partner, of a number of real estate partnerships that owned multi-family housing, commercial real estate and a cable television company. Mr. Granville is a 1967 graduate of Canisus College. (BA - Business Administration). The Company has determined that Mr. Granville should serve as a director due to his position as senior executive officer of the Company, which gives him valuable insight, as well as his prior managerial experience which provides unique insight for the Board into the operations of the Company.

David T. DiGiacinto, is currently the elected Controller for the City Of Bethlehem, and has managed his own Business Consulting Company, BETHNY Enterprise, Inc. From January 2010 thru January 2013, he served as an elected Councilman for the City of Bethlehem. He also serves as a Managing Director for the COLMAN Group. He has independent affiliate consulting agreements with the COLMAN Group and Oriel Stat A Matrix. From December of 2011 thru November of 2012, he was a Vice President of ConAgra Foods Inc. which acquired National Pretzel Company in 2011. From December 2009-December 2011, Mr. DiGiacinto was an Executive Vice President/General Manager and Director for the National Pretzel Company. From April 1, 2008 until March 31, 2009, Mr. DiGiacinto was President and CEO (and Director) of Minrad International, Inc., which was merged with Piramal Critical Care in February of 2009. From 2000 to March 2008, Mr. DiGiacinto was a Senior Managing Director of Spencer Trask Specialty Group, an investment firm, focused on investing in emerging and development companies in the Life Sciences arena. From December 1982 to March 2000, he worked at Pfizer, Inc. in various positions including sales, marketing, business development and general management in the Chemical/Food Science and Consumer Health Care Groups. Currently Mr. DiGiacinto serves on the Board of Directors of Penn Sheet Metal, LV and Board of Advisors of Gusmer Enterprises, Inc. He was a director of Vyteris, Inc. from 2000 through January 2011. He holds a BS in Engineering from the U.S. Military Academy at West Point. The Company has determined that Mr. DiGiacinto should serve as a director due to his background in marketing, investment banking/private equity and as an executive and director of other public and private companies.

Michael Kishinevsky, is an independent director who has served on our board since June 2005. Mr. Kishinevsky is a Canadian lawyer who had been principally engaged in the practice of corporate and commercial law from February 1995 until August 2005. For five years Mr. Kishinevsky served as general legal counsel for C&T. Mr. Kishinevsky currently serves as a director of Sunrock Consulting Ltd., a company he co-founded in October 1995, which specializes in the import and distribution of carbon black and synthetic rubber. He is also the president and director of SunBoss Chemicals Corp., a corporation specializing in chemical additives for the custom rubber mixing industry. Mr. Kishinevsky is a 1989 graduate of the University of Calgary (B.Sc. in Cellular, Molecular and Microbial Biology and B.Sc. in Psychology) and a 1993 graduate of the University of Ottawa Law School. Mr. Kishinevsky was called to the bar in the Ontario courts in 1995 and is a member of the Law Society of Upper Canada. The Company has determined that Mr. Kishinevsky should serve as a director due to his legal background as well as his import and distribution experience which provides expertise on the Board with regard to product distribution.

Howard K. Schmidt, Ph.D., is an independent director, who has served on our board of directors since April, 2005. Dr. Schmidt has been employed as a Petroleum Engineering Consultant at Saudi Aramco since August, 2009. Dr. Schmidt is an expert in the field of carbon nanotechnology and single-wall carbon nanotubes, and occasionally acts as an expert witness in nanotechnology patent litigation. He founded AOTA Energy, LLC in mid-2009 to pursue long-term research in renewable energy and sustainable water technologies. Prior to Aramco, Schmidt served as a Senior Research Fellow in the Department of Chemical and Biomolecular Engineering at Rice University in Houston, Texas. Between September, 2003 and March, 2008, he was the Executive Director of the Carbon Nanotechnology Laboratory (the “CNL”) at Rice University. Before joining CNL, Dr. Schmidt operated Stump Partners, a Houston-based consultancy firm and was involved in two Internet ventures. In 1989, Dr. Schmidt founded SI Diamond Technology, Inc., a company that received the prestigious R&D 100 Award from Research and Development Magazine in 1989, went public in 1993, and recently changed its name to Applied Nanotech Holdings, Inc. Dr. Schmidt holds two degrees from Rice University (BS-Electrical Engineering, 1980 and Ph.D.-Chemistry, 1986). The Company has determined that Dr. Schmidt should serve as a director due to his unique and extensive technical knowledge.

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Charles R. Trego, joined the Company as Chief Financial Officer on April 1, 2010 and resigned on August 2, 2013. He was elected as a director on September 26, 2013. He most recently served as Executive Vice President and Chief Financial Officer of Minrad International, an Amex-listed pharmaceutical and medical device company in Orchard Park, NY. Minrad was acquired by India's Piramal Healthcare in early 2009, and Trego was an integral part of the acquisition strategy and managed the bridge financing through the transition. He served as a consultant providing financial management services to several companies from April 2009 to February 2010. Prior to that, from 2005 to 2008, he was Senior Vice President and Chief Financial Officer of Elmira NY-based Hardinge Inc, a Nasdaq-listed global machine tool company ($327 million in annual revenue), and from 2003 to 2005 he was Chief Financial Officer and Treasurer of Latham NY-based Latham International ($180 million in annual revenue), a privately held manufacturer and marketer of swimming pool components, His career began with a position as Senior Auditor with Ernst & Whinney in Dayton, and continued with financial officer positions with increasing responsibility with Ponderosa Inc., Bojangles of America, Rich Sea Pak, Rymer Foods and Rich Products Corporation. During his 14-year tenure as Chief Financial Officer at Rich Products, revenue increased from $650 million to more than $1.8 billion. He has over 30 years of experience as a financial officer of global middle businesses across several industries and includes private (family), public and private equity ownership structures. He has served as the chief financial officer of startup, turnaround, restructuring and growth businesses with revenue ranging from $25 million to $2 billion. Trego graduated from the University of Dayton in 1972 (BS in Accounting) and in 1978 (MBA). He achieved his CPA designation in 1973 from the State of Ohio. The Company has determined that Mr. Trego should serve as a director due to his long term finance and accounting experience.

D. Walker Wainwright, is an independent director who was appointed to our board of directors in January 2007. He is the founder and Chairman of American Intermodal Container Manufacturing Co., LLC, a manufacturing concern to be located in Fulton, NY. He is the former Chairman of Interboro Insurance Company, a provider of personal lines insurance products in New York State. He is also the founder and chief executive of Wainwright & Co. LLC, an independent financial advisory firm and investment manager. In this capacity he is the manager of a fund of hedge funds titled Dunemere Investor Partners, LP. Formerly a Managing Director in investment banking at Smith Barney, Inc. and at Kidder, Peabody & Co., Mr. Wainwright has over 37 years’ consulting, banking and investment banking experience. Having directed Kidder’s investment banking efforts in the Asia Pacific Region, he has extensive international experience and has lived in Australia and Lebanon. Mr. Wainwright began his career at Chemical Bank and, subsequently, the Schroder Group. He is a graduate of Stanford University (A.B. – 1972) and of Columbia University (M.B.A. – 1976). The Company has determined that Mr. Wainwright should serve as a director due to his long term finance and banking experience.

Executive officers.

The following table identifies our current non-director executive officers and specifies their respective ages and positions with the Company. (1)

Name	Age	Position

Philip S. Baker	65	Chief Operating Officer
Vani Kumar Dantam	54	Senior Vice President

Philip S. Baker  joined the Company as Chief Operating Officer on April 1, 2010. He was with Santa Fe Springs CA-based Trojan Battery Company from 1997 to 2009. From 2006 to 2009 he was Senior Vice President and General Manager of a new battery facility for which he led all the phases of development and operations in Sandersville, GA. Baker guided the lead-acid battery plant from negotiations and permitting forward, and is considered to be an expert in quality control and documentation, productivity and the maximization of uptime, automation and the management of environmental issues. Prior to Sandersville, Baker served from 2001 to 2005 at the Trojan plant in Lithonia GA as Senior Vice President and General Manager, where he executed a turn-around in leadership, quality and output, introduced Kaizen events and Six-Sigma tools and improved productive output by 20% in critical bottleneck areas. Before Lithonia, Baker worked for Trojan in Santa Fe Springs as Director of Operations. He was with privately held Wyomissing PA-based Glen-Gery Corporation, a manufacturer of building materials where 700 employees reported upstream to him. He began his career at the Houston Brick & Tile Company. He is a graduate of Georgia Institute of Technology in 1971 (BS in Ceramic Engineering).

Vani Kumar Dantam  joined the Company as Senior Vice President-Business Development, Sales and Marketing on January 23, 2012. From 2010 – 2011, Mr. Dantam served as the Vice President – Business Development & Sales for Ener 1, a manufacturer of EV and HEV batteries. During his tenure with Ener 1, Dantam developed over 35 comprehensive proposals for new global customers, building a pipeline of over $500 million in EV and HEV battery business. From 1994 – 2010, Dantam was employed with Remy International, as Director – Sales & Marketing, Global Director – Heavy Duty Sales & Marketing (2004-2009) and Global Director – Hybrid & Traction Motor Sales & Business Development (2009 – 2010). Mr. Dantam holds an MBA (Finance and International Business) from Indiana University, an MS, Mechanical Engineering from Vanderbilt University and a BE, Metallurgical Engineering from Banaras Hindu University- in India.

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Presiding Director

Our Chief Executive Officer, Thomas Granville, acts as the presiding director at meetings of our board of directors. In the event that Mr. Granville is unavailable to serve at a particular meeting, responsibility for the presiding director function will rotate among the chairmen of each of the committees of our board of directors.

Corporate Governance

Our board of directors believes that sound governance practices and policies provide an important framework to assist them in fulfilling their duty to stockholders. Our board of directors is working to adopt and implement many “best practices” in the area of corporate governance, including separate committees for the areas of audit and compensation, careful annual review of the independence of our Audit and Compensation Committee members, maintenance of a majority of independent directors, and written expectations of management and directors, among other things. In 2012, all incumbent directors attended 75% of our meetings of the board of directors.

Code of Business Conduct and Ethics

Our board of directors has adopted a Code of Business Conduct and Ethics, which has been distributed to all directors, officers, and employees and will be given to new employees at the time of hire. The Code of Business Conduct and Ethics contains a number of provisions that apply principally to our Chief Executive Officer, Chief Financial Officer and other key accounting and financial personnel. A copy of our Code of Business Conduct and Ethics can be found under the “Investor Information” section of our website at www.axionpower.com. We intend to disclose future amendments to certain provisions of our Code of Business Conduct and Ethics, or waivers of such provisions, applicable to our directors and executive officers, at the same location on our web site identified above. The inclusion of our web site address in this Consent Solicitation Statement does not include or incorporate by reference the information on our web site into this Consent Solicitation Statement.

Communications with the Board of Directors

Stockholders and other parties who are interested in communicating with members of our board of directors, either individually or as a group, may do so by writing to Thomas Granville, c/o Axion Power International, Inc., 3601 Clover Lane, New Castle, Pennsylvania, 16105. Mr. Granville will review all correspondence and forward to the appropriate members of the board of directors copies of all correspondence that, in the opinion of Mr. Granville, deals with the functions of the board of directors or its committees or that he otherwise determines requires their attention. Concerns relating to accounting, internal controls or auditing matters should be immediately brought to the attention of our audit committee and will be handled in accordance with procedures established by that committee.

Director Independence

Our board of directors has determined that three of our current directors would meet the independence requirements of the NYSE MKT if such standards applied to the Company. In the judgment of the board of directors, Mr. Granville and Mr. Trego do not meet such independence standards. In reaching its conclusions, the board of directors considered all relevant facts and circumstances with respect to any direct or indirect relationships between the Company and each of the directors, including those discussed under the caption “Certain Relationships and Related Transactions” below. Our board of directors determined that any relationships that exist or existed in the past between the Company and each of the independent directors were immaterial on the basis of the information set forth in the above-referenced sections.

(1) Stephen Graham resigned as CFO effective April 1, 2014.

Board Committees

The board of directors currently has four standing committees: the audit committee, the compensation committee, the nominating committee and the technology committee. These committees are responsible to the full board.

Audit Committee – Our board of directors has created an audit committee that presently consists of Mr. Wainwright, Mr. Trego, Dr. Schmidt and David Digiacinto, who became a member on February 1, 2014. Mr. Wainwright serves as the current chairman of our audit committee. Each of the members has a basic understanding of finance and accounting, and is able to read and understand fundamental financial statements. The board of directors has determined that each of the members of the audit committee, other than Mr. Trego, would meet the independence requirements applicable to NYSE MKT listed companies although such standards do not apply to our company. Our board of directors has also determined that based on work history Mr. Trego meets the definition of an “Audit Committee Financial Expert” as defined in Item 407(d)(5)(ii) under Regulation S-K, promulgated under the Securities Exchange Act of 1934. The audit committee has the sole authority to appoint, review and discharge our independent registered public accounting firm. The audit committee reviews the results and scope of the audit and other services provided by our independent registered public accounting firm, as well as our accounting principles and our system of internal controls, reports the results of their review to the full board of directors and to management, and recommends to the full board of directors that the our audited consolidated financial statements be included in our Annual Report on Form 10-K.

The audit committee met four times during the year-ended December 31, 2013. The audit committee charter can be found on our website under About Axion; Corporate Governance / Committees, at www.axionpower.com.

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Compensation Committee – Our board of directors has created a compensation committee that presently consists of Messrs. Kishinevsky, Wainwright and Trego. Mr. Wainwright serves as chairman of the compensation committee. The compensation committee makes recommendations concerning compensation of the executive management team and non-employee directors and administers our stock-based incentive compensation plans. The chairman establishes meeting agendas after consultation with other committee members and Mr. Thomas Granville, our Chief Executive Officer. Subject to supervision by the full board of directors, the compensation committee administers our stock option plans. Our Chief Executive Officer and other members of management regularly discuss our compensation issues with compensation committee members. Subject to compensation committee review, modification and approval, Mr. Granville typically makes recommendations respecting bonuses and equity incentive awards for the other members of the executive management team. The compensation committee in conjunction with other non-employee directors establishes all bonus and equity incentive awards for Mr. Granville and the other executive members of the management team. Our board of directors has determined that all members of the compensation committee would meet the independence requirements applicable to NYSE MKT listed companies although such standards do not apply to us.

The compensation committee met twice during the year ended December 31, 2013. The compensation committee charter can be found on our website under “About Axion; Corporate Governance; Committees,” at www.axionpower.com.

Nominating Committee -Our board of directors has created a nominating committee that consists of Messrs. Trego, Wainwright and Kishinevsky. Mr. Kishinevsky serves as chairman of the nomination committee. As currently constituted, the nominating committee will seek out candidates for director positions on the board of directors and present those candidates to the entire board for approval. At the current time, due to the recent formation of the committee, a charter has not yet been enacted. With respect to director nominees, our nominating committee will consider nominees recommended by stockholders that are submitted in accordance with our By-Laws. We do not have any specific minimum qualifications that our board believes must be met by a board recommended nominee for a position on our board of directors or any specific qualities or skills that our board believes are necessary for one or more of our directors to possess. We are developing a formal process for identifying and evaluating nominees for director, including nominees recommended by security holders. The nominating committee may consider use of an executive search firm for assistance in discovering potential board candidates.

Technology Committee – Our board of directors has created a technology committee that consists of Dr. Schmidt, and Messrs. Kishinevsky and Granville. The technology committee provides board-level oversight, guidance and direction to our R&D staff, and makes recommendations with respect to the acquisition and licensing of complementary and competitive technologies and supervises the activities of our intellectual property lawyers.

The technology committee met 9 times during the year ended December 31, 2013 and met informally with members of the R&D and manufacturing teams during the course of the year. The technology committee was disbanded in March 2014.

Board nominations

Stockholders wishing to bring a nomination for a director candidate before a stockholders meeting must give written notice to our Corporate Secretary, either by personal delivery or by United States mail, postage prepaid. The stockholder’s notice must be received by the Corporate Secretary not later than (a) with respect to an Annual Meeting of Stockholders, 120 days before the date on which next year’s Consent Solicitation Statement will be mailed, which the Company anticipates will be on or about May 1, 2014, and (b) with respect to a special meeting of stockholders for the election of directors, the close of business on the tenth day following the date on which notice of the meeting is first given to stockholders. The stockholder’s notice must set forth all information relating to each person whom the stockholder proposes to nominate that is required to be disclosed under applicable rules and regulations of the SEC, including the written consent of the person proposed to be nominated to being named in the Consent Solicitation Statement as a nominee and to serving as a director if elected. The stockholder’s notice must also set forth as to the stockholder making the nomination (i) the name and address of the stockholder, (ii) the number of shares held by the stockholder, (iii) a representation that the stockholder is a holder of record of stock of the Company, entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person named in the notice, and (iv) a description of all arrangements or understandings between the stockholder and each nominee.

Stockholder Communications with the Board of Directors

Stockholders may communicate directly with the board of directors or any board member by writing to them at Axion Power International, Inc., 3601 Clover Lane, New Castle, PA 16105, C/O Secretary, Michael Kishinevsky. The outside of the envelope should prominently indicate that the correspondence is intended for the board of directors or for a specific director. The secretary will forward all such written communications to the director to whom it is addressed or, if no director is specified, to the entire board of directors.

Director Attendance at Annual Meetings of Stockholders

We encourage our directors to attend Annual Meetings, although such attendance is not required. Four directors attended the 2013 Annual Meeting.

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Fees of Independent Registered Public Accounting Firm

The following table presents fees for professional audit services billed for services rendered by EFP Rotenberg, LLP for the audit of the Company’s annual financial statements for the years ending December 31, 2013 and 2012, and for fees billed for other services rendered by EFP Rotenberg, LLP during those periods.

	2013	2012
Audit Fees	$85,500	$76,500

Audit-Related Fees - registration statement consents	$14,200	$7,500

Tax Fees	$13,300	$6,900

All Other Fees	$-	$5,000

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Audit Committee Preapproval of Registered Public Accounting Firm Services

Our independent registered public accounting firm will provide audit, review and attest services only at the direction of, and pursuant to engagement fees and terms approved by, the audit committee. Such engagement will be pursuant to a written proposal, submitted to the audit committee for review and discussion. If acceptable, the audit committee will engage the independent registered public accounting firm pursuant to a written retention agreement, duly approved by the audit committee. As proscribed by Section 10A(g) of the Securities Exchange Act of 1934, certain non-audit services may not be provided by our independent registered public accounting firm, including bookkeeping or other services related to our accounting records or financial statements; financial information systems design and implementation; appraisal or valuation services, fairness opinions, or contribution-in-kind reports; actuarial services; internal audit outsourcing services; management functions or human resource functions, broker or dealer, investment adviser, or investment banking services; legal services and expert services unrelated to the audit; and any other service that the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

The audit committee has reviewed the proposed retention for compliance with three basic principles, violations of which would impair the independent registered public accounting firm’s independence: (1) an independent registered public accounting firm cannot function in the role of management, (2) an independent registered public accounting firm cannot audit his or her own work, and (3) an independent registered public accounting firm cannot serve in an advocacy role for our company. If the audit committee determines that the proposed retention does not and will not violate these principles, it may authorize, in writing, the retention of the independent registered public accounting firm for the agreed scope of non-audit services and compensation structure.

The Company does not currently have an audit committee financial expert due to the various experiences of those directors on its audit committee. Due to the Company’s limited resources and stage of development, it is not able to select from as large a pool of potential directors as other public companies and seeks to attract those directors, who present an overall composite of characteristics beneficial to the Company. At this time, the Company has not been successful in finding a director with the sought profile who would also qualify as an audit committee financial expert. Furthermore, in order to compensate for the lack of a financial expert, the audit committee engages consultants with financial expertise in specific areas on an as-needed basis. Although the Company has no current plans to seek an individual who so qualifies, it will re-examine this priority in future years as appropriate and certainly should it become so necessary in compliance with future regulatory requirements.

AUDIT COMMITTEE REPORT

The following report shall not be deemed incorporated by reference by any general statement incorporating this Consent Solicitation Statement by reference to any filing under the Securities Act of 1933 and is not to be deemed "soliciting material" or deemed to be filed with the Securities and Exchange Commission or subject to Regulation 14A of the Securities Exchange Act of 1934, except to the extent specifically requested by the Company or incorporated by reference in documents otherwise filed.

For the year ended December 31, 2013, the audit committee was composed of Dr. Schmidt, Mr. Trego and Mr. Wainwright, Chair.   For the year ended December 31, 2013, all members of the audit committee, other than Mr. Trego, would have met the independence requirements of the NYSE MKT if such standards applied to our company.

The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the Committee has reviewed and discussed the audited financial statements contained in the 2013 Annual Report on SEC Form 10-K with the Company's management and the independent auditors. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

The Committee discussed with the independent auditors their independence from the Company and its management including the matters in the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees and considered the compatibility of non-audit services with the auditors' independence. In addition, the Committee discussed the matters required to be discussed by the Public Company Accounting Oversight Baord (“PCAOB”) Standard No. 16, as amended.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in the Company's Annual Report on SEC Form 10-K for the year ended December 31, 2013, for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the Audit Committee of the Board of Directors:

D. Walker Wainwright

Howard K. Schmidt, Ph.D.

Charles Trego

David DiGiacinto

The Members of the Audit Committee

of the Board of Directors

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COMPENSATION COMMITTEE REPORT

The following report is not to be deemed "soliciting material" or deemed to be filed with the Securities and Exchange Commission or subject to Regulation 14A of the Securities Exchange Act of 1934, except to the extent specifically requested by the Company or incorporated by reference in documents otherwise filed.

The Compensation Committee (the "Committee") is composed of non-employee directors, who would also qualify as “independent” directors under NYSE MKT rules, except for Mr. Trego. The Committee's primary responsibility is to assist the Board in discharging its responsibilities for compensating the Company's executives. The goals of the Committee's compensation policies pertaining to executive officers are to provide a competitive level of salary and other benefits to attract, retain and motivate highly qualified personnel, while balancing the desire for cost containment. The Committee believes that its compensation policies achieve these goals.

The Committee seeks to reflect a balance between providing rewards to executives while at the same time effectively controlling costs.

This report shall not be deemed incorporated by reference by any general statement incorporating this Consent Solicitation Statement by reference to any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, and shall not be deemed filed under either of such acts except to the extent that the Company specifically incorporates this information by reference.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors:

Charles Trego

Michael Kishinevsky

D. Walker Wainwright

EXECUTIVE COMPENSATION

The following table sets forth the compensation earned by or paid to our Named Executive Officers with respect to the years ended December 31, 2012 and 2013.  The Named Executive Officers are as shown. We did not have any non-equity incentive plans, pension plans or deferred compensation plans during the years ended December 31, 2012 and 2013.

SUMMARY COMPENSATION TABLE

				Option	All Other	Total
Name and Principal		Salary	Bonus	Awards	Compensation	Compensation
Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)
Thomas Granville
CEO and Director	2013	380,000	38,000		13,994	422,994
Thomas Granville
CEO and Director	2012	380,000			20,175	400,715

Charles R. Trego (5)
CFO	2013	147,115	22,500		6,897	176,513
Charles R. Trego
CFO	2012	225,000			22,109	247,109

Stephen Graham (6)
CFO	2013	48,077		64,836	6,536	119,449

Philip S. Baker
COO	2013	199,800	19,180		7,882	227,662
Philip S. Baker
COO	2012	199,800			18,317	218.117

Vani K. Dantam	2013	225,000	22,500		12,538	260,038

Vani K. Dantam	2012	225,000	20,000	21,384	44,271	310,655

1.	Salaries are presented as the contractual amount paid during 2013 and 2012.

2.	Discretionary bonuses are not made pursuant to any specific bonus plan. Bonuses cited were awarded and paid in 2013.

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3.	Stock and option awards were granted pursuant to the individual employment contracts. Options are valued using the Black-Scholes-Merton option pricing model.

4.	Other compensation includes Company perquisites relating to pre and post-employment consulting contracts, severance payments, auto allowance, personal use of company cars, accrued vacation payments, moving expenses, other earned compensation, as well as healthcare premiums paid under the group health plan.

5.	Mr. Trego resigned effective August 2, 2013.

6.	Mr. Graham joined on October 21, 2013.

Employment Agreements

Messrs. Baker, Dantam and Granville and Mr. Trego (who resigned effective August 2, 2013)

Effective as of April 1, 2013, Axion Power International, Inc. (the “Company”) entered into new three year employment agreements (“Agreement” or “Agreements”) with each of Thomas Granville, Charles Trego, Phillip Baker and Vani Dantam, which expire on March 31, 2016. Each of the Agreements is identical to the prior employment agreements in effect with each of the officers, except with respect to the new terms and as set forth below.

For each officer, there is a new payment schedule, which calls for a stipend payment equal to 10% of base salary (which is the same as in the prior Agreement and which remains unchanged during the term of said Agreement), in cash within 45 days from the date of effectiveness of each Agreements, and then the same stipend payment is due on the first, second and third anniversaries of the effective date of the Agreement so long as the executive is still employed by the Company on each said anniversary date.

The following table sets forth the stipend payment schedule:

Executive	Payment within 45 days of April 1, 2013	Payment on 1 year anniversary (1)	Payment on 2 year anniversary (1)	Payment on 3 year anniversary (1)
Thomas Granville	$38,000	$38,000	$38,000	$38,000
Charles Trego (3)	$22,500	$22,500	$22,500	$22,500
Vani Dantam (2)	$22,500	$22,500	$22,500	$22,500
Philip Baker	$19,980	$19,980	$19,980	$19,980

(1)	Payable only if executive is still employed by the Company on the anniversary date.
(2)	Also has been given an automobile allowance of $500 per month.
(3)	Mr. Trego resigned as our Chief Financial Officer effective as of August 2, 2013.

A description of the previous contracts is set forth below due to the almost identical terms.

During 2010, the Company has entered into executive employment agreements with Thomas Granville, Charles R. Trego, and Phillip S. Baker. These agreements generally require each executive to devote substantially all of his business time to the Company’s affairs, establish standards of conduct, prohibit competition with our company during their term, affirm our rights respecting the ownership and disclosure of patents, trade secrets and other confidential information, provide for the acts and events that would give rise to termination of such agreements and provide express remedies for a breach of the agreement. Each of the executives is allowed to participate in our standard employee benefit programs, including medical/hospitalization insurance and group life insurance, as in effect from time to time. Each of the covered executives will generally receive an automobile allowance, reimbursement for all reasonable business expenses incurred by him on behalf of the Company in the performance of his duties, and a severance package that guarantees continued remuneration equal to the executive’s base salary for a total of 23 months so long as the Company elects to enforce the provisions of the Non-Competition Agreement, should the executive be unable to find employment or accepts employment at a reduced rate of pay due solely to the Non-Competition Agreement. There are no non-qualified deferred compensation plans. The provisions of the individual agreements are set forth in the following table:

•	Thomas Granville. On June 29, 2010, the Company entered into an Executive Employment Agreement with Thomas Granville as Chief Executive Officer. Pursuant to this agreement, Mr. Granville receives an annual salary of $380,000, and an annual car allowance of $9,000 for the period commencing June 29, 2010, and terminating June 30, 2013. Mr. Granville’s base salary is subject to annual review, and such salary is subject to renegotiation on the basis of Mr. Granville’s and the Company’s performance. In addition, Mr. Granville received a signing bonus of $270,000 and was paid on July 9, 2010. The Company also granted Mr. Granville an option to purchase 360,000 shares of our common stock at a price of $1.50 per share at a vesting rate of 10,000 shares per month through the term of the agreement. Mr. Granville is eligible to participate in any executive compensation plans adopted by the shareholders of the Company and the Company's standard employee benefit programs.

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•	Charles R. Trego. On April 1, 2010, the Company entered into an Executive Employment Agreement with Charles R. Trego as Chief Financial Officer. Under the terms of his employment agreement, which has a term of three years (and thus terminates on March 31, 2013), Mr. Trego received an annual salary of $225,000, which is subject to review after the initial six month term of the agreement and annually thereafter, an annual car allowance of $9,000, bonuses as determined by the compensation committee, and a 5-year option to purchase 265,000 shares of our common stock at a price of $1.50 per share. 27,000 options shall vest upon execution of this contract and, beginning in June 2010, 7,000 options will vest monthly through the remaining 34 months of this agreement. Mr. Trego resigned as Chief Financial Officer effective August 2, 2013.

•	Philip S. Baker. On April 1, 2010, the Company entered into an Executive Employment Agreement with Philip S. Baker as Chief Operating Officer. Under the terms of his employment agreement, which has a term of three years (and thus terminates on March 31, 2013), Mr. Baker receives an annual salary of $199,800,which is subject to review after the initial six month term of the agreement and annually thereafter, an annual car allowance of $6,000, and a 5-year option to purchase 230,000 shares of our common stock at a price of $1.50 per share, of which 26,000 options shall vest upon execution of this contract and, beginning in June, 2010, 6,000 options will vest monthly through the remaining 34 months of this agreement.

In conjunction with the appointment of Mr. Dantam, the Company entered into an employment agreement with him that generally requires the executive to devote substantially all of his business time to our affairs, establish standards of conduct, prohibit competition with our company during his term, affirm our rights respecting the ownership and disclosure of patents, trade secrets and other confidential information, provide for the acts and events that would give rise to termination of such agreements and provide express remedies for a breach of the agreement. Each of our executives will participate in our standard employee benefit programs, including medical/hospitalization insurance as in effect from time to time. Each of the covered executives will generally receive reimbursement for all reasonable business expenses incurred by them on behalf of the Company in the performance of their duties.

Under the terms of his employment agreement effective January 1, 2012, which has a term of three years, Mr. Dantam receives an annual salary of $225,000, which is subject to review on an annual basis, a $20,000 sign on bonus, bonuses as determined by the compensation committee, and a 5-year option to purchase 150,000 shares of our common stock at a price of $1.50 per share, 15,020 options shall vest upon execution of this contract and, beginning in March 2012, 3,970 options will vest monthly through the remaining 34 months of this contract.

Mr. Graham

On October 9, 2013, the Company appointed a new Chief Financial Officer, Stephen Graham, effective as of October 21, 2013.

In conjunction with this appointment, we entered into an employment agreement with Mr. Graham. This agreement generally requires this executive to devote substantially all of his business time to our affairs, establishes standards of conduct, prohibits competition with our company during his term in office, affirms our rights respecting the ownership and disclosure of patents, trade secrets and other confidential information, provides for the acts and events that would give rise to termination of such agreements and provides express remedies for a breach of the agreement. Mr. Graham will participate in our standard employee benefit programs, including medical/hospitalization insurance as in effect from time to time. He will receive an automobile allowance and reimbursement for all reasonable business expenses incurred by him on behalf of the Company in the performance of his duties. The provisions of his individual agreement are summarized below:

•	The term of employment is three years.

•	Mr. Graham shall receive an annual salary of $250,000, which is subject to annual review, and a monthly car allowance of $750.

•	Mr. Graham will be granted a 5-year option to purchase 900,000 shares of our common stock at a price of $0.15 per share, 180,000 options shall vest immediately, and thereafter 20,000 options shall vest on the last day of each consecutive calendar month, commencing on October 31, 2013 and ending on September 30, 2016.

•	In consideration of the level of compensation paid to Mr. Graham, the Company will pay him a stipend as an additional inducement to retain his services over the term of his employment as follows: provided he is an employee in good standing in the position of Chief Financial Officer on each of October 21, 2014, October 21, 2015 and October 21, 2016, he will be paid a stipend of $25,000.00, subject to normal withholdings and deductions on the first regularly scheduled payroll following each such date, respectively.

Mr. Graham resigned effective as of April 1, 2014.

Warrants

As of December 31, 2013, we had 20,828,436 outstanding warrants that represent potential future cash proceeds to our company of $6,366,162. The warrants are divided into four classes that are presently exercisable and expire at various times through December 8, 2018. The following table summarizes the number of warrants in each class, the anticipated proceeds from the exercise of each class, and the expiration date of each class.

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Warrant Series	Number of Warrants	Exercise Price	Anticipated Proceeds	Expiration Date
2009 Bridge Warrants	45,661	2.00	$91,322	August 12, 2014
Senior Convertible Notes	17,281,107	0.30	5,218,894	May 07, 2018
Junior Convertible Notes	1,920,123	0.30	579,877	May 07, 2018
Placement Agent	909,090	0.30	274,545	May 07, 2018
Placement Agent	325,758	0.30	97,727	October 22,2018
Placement Agent	193,182	0.30	58,341	November 14, 2018
Placement Agent	151,515	0.30	45,455	December 07,2018
Total	20,826,436		$6,366,162

The holders of warrants are not required to exercise their rights at any time prior to the expiration date and we are unable to predict the amount and timing of any future warrant exercises. We reserve the right to temporarily reduce the exercise prices of our warrants from time to time in order to encourage the early exercise of the warrants.

Stock Options

As of December 31, 2013, we had 5,192,140 outstanding stock options that represent potential future cash proceeds to our company of $6,439,231. The outstanding options include 3,431,729 options that are currently vested and exercisable and 1,760,411 that will vest and become exercisable over the next three years. These options represent potential future cash proceeds to our company of $5,697,560 and $741,671 respectively.

	Vested			Unvested
	Shares	Price	Proceeds	Shares	Price	Proceeds
2013 Employee & officer plan options	1,734,395	$1.50	$2,601,430	1,069,148	$0.48	$518,467
Directors plan options	531,584	0.96	501,505	691,263	0.32	223,204
Non-plan options to consultants and employees	1,165,750	2.22	2,585,625
Total	3,431,729	$1.66	$5,697,560	1,760,411	$0.41	$741,671

The holders of options are not required to exercise their rights at any time and we are unable to predict the amount and timing of any future option exercises. We reserve the right to temporarily reduce the exercise prices of our options from time to time in order to encourage the early exercise of the options.

Outstanding Equity Awards at 2013 Fiscal Year-End

	Option Awards					Stock Awards
	Non-Plan		Equity Incentive Plan Awards					Equity Incentive Plan Awards
	Number of shares underlying unexercised options							# Shares
Name	# Exercisable	# Unexer- cisable	Unearned	Option Exercise Price	Option Expiration Date	Number Unearned Shares or units of stock	Market Value	Unearned shares, units, or other rights not vested	Market Value	Footnotes
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Granville, Thomas	63,750	-	-	$2.50	varies through 6/15/2015					Issued pursuant to June 2008 Executive Employment Agreement. Options Expire 5 years after monthly vest date

Granville, Thomas	360,000			$1.50	varies through 6/29/2018					Issued pursuant to June 2010 Executive Employment Agreement. Options Expire 5 years after monthly vest date

Charles Trego	265,000	,	-	$1.50	varies through 3/30/2018					Issued pursuant to April 2010 Executive Employment Agreement. Options Expire 5 years after monthly vest date

Philip Baker	230,000		-	$1.50	varies through 3/30/2018					Issued pursuant to April 2010 Executive Employment Agreement. Options Expire 5 years after monthly vest date

Stephen Graham	240,000		660,000	$0.15	varies through 9/21/21					Issued pursuant to October 2013 Executive Employment Agreement. Options Expire 5 years after monthly vest date

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Post-Termination Compensation

We have not entered into change in control agreements with any of our named executive officers or other members of the executive management team, although our employment agreements with certain members of management do call for immediate vesting of options upon a 50% change in control. No awards of equity incentives under our 2004 Incentive Stock Plan or awards of options under our 2004 Outside Directors Stock Option Plan provide for immediate vesting upon a change in control other than a restricted stock grant of 36,000 shares issued to Robert Nelson. However, the compensation committee has the full and exclusive power to interpret the plans, including the power to accelerate the vesting of outstanding, unvested awards. A “change in control” is generally defined as (1) the acquisition by any person of 30% or more of the combined voting power of our outstanding securities or (2) the occurrence of a transaction requiring stockholder approval and involving the sale of all or substantially all of our assets or the merger of us with or into another corporation.

Director Compensation

The following table provides information regarding compensation paid to non-employee directors for services rendered during the year ended December 31, 2013.

	Fees Earned or	Stock
	Paid in Cash	Awards
Name	($)(1)	($)	Total ($)
Thomas Granville (2)
Robert G. Averill	40,250		40,250
Dr. Howard K. Schmidt	44,760	46,452	91,212
Michael Kishinevsky	43,820	42,353	86,173
Charles Trego (3)	8,113	8,063	16,176
D. Walker Wainwright	35,260	46,452	81,712

1.	Fees are presented based on the amount paid during 2013.

2.	Mr. Granville received no compensation during 2013 for his service as a Director, as he served as our chief executive officer during that time period. For a summary of the compensation received by him as chief executive officer during 2013, see Summary Compensation Table above.

3.	Mr. Trego was elected to serve on the Board of Directors at the Annual Meeting held on September 26, 2013, receiving 498,501 five-year options with an exercise price of $0.12 per share, pursuant to the 2004 Outside Directors Stock Option Plan. The options granted shall vest at the rate of 166,667 per year commencing on the date of the company's Annual Meeting, so long as the director serves as a member of the board on the date of such meeting.

The members of our board of directors are actively involved in various aspects of our business ranging from relatively narrow board oversight functions to providing hands-on guidance to our executives and scientific staff with respect to matters within their personal experience and expertise. We believe that the active involvement of all directors in our principal business and policy decisions increases our board of directors’ understanding of our needs and improves the overall quality of our management decisions. In recognition of the substantial time and personal effort that we require from our directors, we have adopted director compensation policies that provide for higher director compensation than is typically found in companies at our early stage of development.

Only non-management directors are compensated separately for service as members of our board of directors. Each of our non-management directors received the following components of compensation for the period January 1, 2012 through December 31, 2013:

•	A basic annual retainer of $25,000 for service as a director;

•	A supplemental retainer of $6,000 for service as chairman of any committee;

•	A supplemental annual retainer of $3,000 for service as a committee member;

•	A meeting fee of $1,500 per day for each board or committee meeting attended in person or $500 for each board or committee meeting attended by telephone;

•	Reimbursement for all reasonable travel, meals and lodging costs incurred on our behalf;

•	Options to reelected directors; and

•	Reimbursement for expenses up to $5,000 annually for education related to chairmanship of a committee.

The 2004 stock option plan for independent directors authorized the issuance of options to purchase $20,000 of our common stock for each year of service as a director. The plan was amended on September 28, 2010 increasing the shares reserved for issuance under the outside directors’ stock option plan to 500,000. On October 17, 2012, the board of directors amended the Axion Power International, Inc. independent director’s stock option plan to increase the number of shares of common stock available thereunder from 500,000 shares to 1,000,000 shares.

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For 2013 and 2012, we issued 500,000, and 171,429, options respectively pursuant to our directors’ stock option plan. Of this total, no options were exercised during the year ended December 31, 2013, 531,584 options are currently vested and exercisable at a weighted average price of $1.03 per share and 958,479 options are unvested and will be exercisable at a weighted average price of $0.31 per share.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Executive Management

See the “Executive Compensation” section for a discussion of the material elements of compensation awarded to, earned by or paid to our named executive officers. Other than as stated in the “Executive Compensation” section, we have not entered into any transactions with executive management.

LEGAL PROCEEDINGS

From time to time, we are involved in lawsuits, claims, investigations and proceedings, including pending opposition proceedings involving patents that arise in the ordinary course of business. There are no matters pending that we expect to have a material adverse impact on our business, results of operations, financial condition or cash flows.

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SECTION 16(a) REPORTING COMPLIANCE DISCLOSURE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than ten percent of our common stock to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

We are not responsible for the filing of these Forms and are not reporting on compliance on behalf of our officers, directors and other insiders.

QUESTIONS

Proposals

You should rely only on the information contained in or incorporated by reference in this Consent Solicitation Statement to vote on the proposals herein. We have not authorized anyone to provide you with information that is different from what is contained in this Consent Solicitation Statement. You should not assume that the information contained in the Consent Solicitation Statement is accurate as of any date other than the date hereof, and the mailing of this Consent Solicitation Statement to our stockholders shall not create any implication to the contrary.

If you have any questions regarding the proposal discussed in this Consent Solicitation Statement, you should contact: Axion Power International, Inc., attn.: Investor Relations, 3601 Clover Lane, New Castle, PA 16105.

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Common Stock

If you have any questions with respect to voting your shares, or if you would like additional copies of this Consent Solicitation Statement, you should contact our transfer agent:

Continental Transfer & Trust

17 Battery Place

New York, NY 10004

FOR MORE INFORMATION

We file quarterly and annual reports on Form 10-Q and Form 10-K, respectively, Consent Solicitation Statements and other information with the Commission. You may read and copy any reports, statements or other information we file at the Commission’s public reference room, located at 100 F Street NE, Washington, D.C. 20549. Please call the Commission at (800) 732-0330 for further information on the public reference room. Our Commission filings are also available to the public via: (1) commercial document retrieval services; (2) the Commission’s website, www.sec.gov; and (3) our website, www.axionpower.com.

FINANCIAL STATEMENTS AVAILABLE

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC is available without charge upon written request to: 3601 Clover Lane, New Castle PA 16105; Attn: Investor Relations.

HOUSEHOLDING INFORMATION

As permitted by the SEC’s Consent Solicitation Statement rules, we will deliver only one copy of our Annual Report to Shareholders or this solicitation statement to two or more shareholders who share an address, unless we have received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of the annual report or solicitation statement to a shareholder at a shared address to which a single copy of the documents was delivered. Conversely, shareholders sharing an address who are receiving multiple copies of our annual reports or Consent Solicitation Statements may request delivery of a single copy. Such a request must be directed to the Shareholders Department of the transfer by mail to Continental Transfer & Trust, 17 Battery Place, New York, NY 10004, Attention: Shareholders Department. Each request must include the name of the stockholder, the name of his brokerage firm and the account number of his brokerage account. Please allow 72 hours from receipt by the transfer agent for any such request to take effect.

SIGNATURES

By Order of the Board of Directors,

/s/ Thomas Granville

THOMAS GRANVILLE

Chief Executive Officer

May 19, 2014

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EXHIBIT A

FORM OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION

26

CERTIFICATE of AMENDMENT of

CERTIFICATE of INCORPORATION

OF

AXION POWER INTERNATIONAL, INC.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST:          That at a meeting of the Board of Directors of Axion Power International, Inc., (the “Corporation”) resolutions were duly adopted setting forth proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and requesting consent of the stockholders of the Corporation to adopt said amendment.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing Articles thereof numbered Fourth is amended by

AMENDMENT 1: adding the following paragraph at the end thereof:

“Upon the Effective Date of this Certificate of Amendment, each ____ shares of Common Stock issued and outstanding on the Effective Date (the "Old Common Stock") shall be converted into one (1) share of Common Stock, respectively (the "New Common Stock"), subject to the treatment of fractional share interests as described below. A holder of _____ shares shall be entitled to receive, upon surrender of a stock certificate or stock certificates representing such Old Common Stock (the "Old Certificates," whether one or more) to the Corporation for cancellation, a certificate or certificates (the "New Certificates," whether one or more) representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. No certificates representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a stockholder of the Corporation. In lieu of such fractional shares, each holder of Common Stock who or that would otherwise have been entitled to a fraction of a share of such common stock upon surrender of such holder's Old Certificates will be entitled to receive one whole share of such common stock. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Corporation determines that a holder of Old Certificates has not tendered all his or her certificates for exchange, the Corporation shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that any stockholder will not be entitled to receive more than one share of New Common Stock in lieu of fractional shares. In order to preserve all round lots, holders of less than 100 shares before the Reverse Split shall have the same number of shares after the Reverse Split as before the Reverse Split, and holder of 100 shares to ___ shares before the Reverse Split shall have 100 shares after the Reverse Split. From and after the Effective Date, the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law.”; and

Amendment 2: amending paragraph also changing the Articles fourth there of so that the sentence reality to authorized shares of Common Stock reads; “The a number of authorized shares of Common Stock is 100,000,000 shares at $0.0001 Per value per share.

SECOND:     That thereafter, pursuant to resolution of its Board of Directors, the Company solicited and received the requisite consent of its stockholders to adopt said amendment in lieu of a meeting pursuant to Section .

THIRD:        That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the __ day of _____, 2014.

/s/ Thomas Granville
Thomas Granville, Chief Executive Officer

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EXHIBIT B

FORM OF CONSENT

28

WRITTEN CONSENT OF STOCKHOLDERS OF

AXION POWER INTERNATIONAL, INC.

The undersigned stockholder of Axion Power International, Inc. (the “Company”) hereby acknowledges receipt of the Notice of Consent Solicitation and accompanying Consent Solicitation Statement, each dated May [  ], 2014. The undersigned hereby consents (by checking the FOR box) or declines to consent (by checking the AGAINST box or the ABSTAIN box) to the adoption of the following recitals and resolutions:

WHEREAS, the Board of Directors of the Company (“Board”) has determined that it is in the best interests of the Company and its stockholders for the Company to effect a reverse stock split of our issued and outstanding Common Stock, par value $.0001 per share of no less than one-for-twenty (such that for every twenty shares issued and outstanding prior to such split one share will remain after such split) and no more than one-for-fifty (such that for every fifty shares issued and outstanding prior to such split one share will remain after such split), which will result in the number of shares of common stock issued and outstanding being reduced, with special treatment for certain stockholders to preserve round lot holders (the “Reverse Stock Split”); and if the Reverse Stock Split is approved and implemented by the Board of Directors that the number of authorized shares of common stock shall be reduced to 100,000,000 (the “Decreased in Authorized Shares”).

WHEREAS, in accordance with Section 228(a) of the Delaware General Corporation Law, the Reverse Stock Split will be effected by the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware, which has the effect of amending the Company’s Certificate of Incorporation;

WHEREAS, the Board has approved the Reverse Stock Split and Decreased in Authorized Shares and recommended that the stockholders vote “FOR” the below resolutions which it has deemed are in the best interests of the Company and its stockholders;

NOW, THEREFORE, IT IS RESOLVED, that the stockholders of the Company hereby approve the Reverse Stock Split and authorize the board of directors to effectuate, in its discretion, the Reverse Stock Split.

☐ FOR           ☐ AGAINST        ☐ ABSTAIN; and it is hereby

FURTHER RESOLVED, that the stockholder of the Company hereby approve the Decrease in Authorized Shares and authorize the Board of Directors upon effectuation of the Reverse Stock Split, to effectuate the Decrease in Authorized Shares.

☐ FOR           ☐ AGAINST        ☐ ABSTAIN

This Written Consent action may be executed in counterparts. Failure of any particular stockholder(s) to execute and deliver counterparts is immaterial so long as the holders of a majority of the voting power of the outstanding shares of the Company do execute and deliver counterparts.

This Written Consent is solicited by the Company’s Board of Directors.

(Continued, and to be dated and signed, on the other side)

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

IN WITNESS WHEREOF, the undersigned has executed this Written Consent on   ________, 2014.

Print name(s) exactly as shown on Stock Certificate(s)

Signature (and Title, if any)	Signature (if held jointly)

Sign exactly as name(s) appear(s) on stock certificate(s).  If stock is held jointly, each holder must sign.  If signing is by attorney, executor, administrator, trustee or guardian, give full title as such.  A corporation or partnership must sign by an authorized officer or general partner, respectively.

Please sign, date and return this consent to the following address or submit the consent through the e-mail address listed below:

AXION POWER INTERNATIONAL, INC.
3601 Clover Lane
New Castle, PA 16105
Attn:
[email for this purpose]

You may also submit your consent by facsimile to [fax for this purpose]

EXHIBIT B

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